UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 7, 2023

BLUE BIRD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-36267	46-3891989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3920 Arkwright Road
2nd Floor
Macon, Georgia 31210

(Address of principal executive offices and zip code)
(478) 822-2801

(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	BLBD	NASDAQ Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Agreement.

On December 7, 2023, Blue Bird Corporation (the “Company”) announced that the Company, through its wholly owned subsidiary, Blue Bird Body Company, and GC Mobility Investments I, LLC, a wholly owned subsidiary of Generate Capital, PBC (“Generate Capital”), a sustainable investment company focusing on clean energy, transportation, water, waste, agriculture, smart cities and industrial decarbonization, have executed a definitive agreement (the “Joint Venture Agreement”) establishing a joint venture named Clean Bus Solutions, LLC to provide a fleet electrification-as-a-service offering using electric school buses (the “Joint Venture”). The service will be offered to qualified customers of the Company. Through the Joint Venture, Blue Bird will provide its end customers with turnkey electrification solutions, including a wide product range of electric school buses, financing of electric vehicles and supporting charging infrastructure, project planning and management, and fleet optimization.

The Company and Generate Capital will initially have an equal common ownership interest in the Joint Venture, and will initially jointly share management responsibility and control, with each party having certain customary consent and approval rights and control triggers. The parties have each agreed to contribute up to $10 million to the Joint Venture as agreed from time to time for common interests to fund administrative expenses, and up to an additional $100 million of capital in the form of preferred interests to fund the purchase, delivery, installation, operation and maintenance of fleet-as-a-service projects, inclusive of Blue Bird electric school buses and associated charging infrastructure. Of this amount, the Company has committed to provide up to $20 million and Generate Capital has committed to provide up to $80 million, with the Company’s aggregate commitment in any one year not to exceed $10 million without its consent.

Pursuant to the Joint Venture Agreement, the Company will promote the Joint Venture as the Company’s preferred fleet-as-service offering for electric school buses and has agreed not to participate as a joint venture partner in any other similar fleet as a service offering for electric school buses, except as an OEM of buses. The Company’s obligations do not prevent or limit any activities of its dealers.

The Joint Venture has a perpetual duration subject to the right of either party to terminate early upon the occurrence of certain events of default or the failure to achieve certain milestones under the Joint Venture Agreement.

In connection with the execution of the Joint Venture Agreement, the Company granted Generate Capital warrants to purchase an aggregate of 1,000,000 shares of Company common stock at an exercise price of $25.00 per share (the “Warrants”), during a five-year exercise period. Two-thirds of the Warrants are immediately exercisable; the remaining Warrants will become exercisable upon certain funding conditions being satisfied. The exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment in the event of a recapitalization, stock dividend or similar event. The Company relied on the exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with the issuance of the Warrants.

The foregoing description of the Joint Venture Agreement and the Warrants is qualified in its entirety by reference to the full text of the Joint Venture Agreement and the form of Warrant, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended December 30, 2023.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Current Report on Form 8-K regarding the Warrants is incorporated by reference into this Item 3.02.

Item 7.01 Regulation FD Disclosure.

On December 7, 2023, the Company issued a press release announcing entry into the Joint Venture Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2. to Form 8-K, the information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

99.1    Press Release of the Company, dated December 7, 2023

104     Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE BIRD CORPORATION

By:	/s/ Ted Scartz
Name:	Ted Scartz
Title:	Senior Vice President and General Counsel
Dated: December 7, 2023